Exhibit 99.1

VYNE Therapeutics Announces Positive Phase 1a SAD Data for VYN202, a Novel BD2-Selective BET Inhibitor

•	VYN202 was generally well tolerated with no drug-related adverse events

•	Pharmacokinetic results demonstrated dose-dependent exposure of VYN202 in blood

•	Pharmacodynamic activity observed on target engagement and inflammatory biomarkers

•	Dosing has begun in the MAD portion of the trial with results expected in Q4 2024

BRIDGEWATER, N.J., September 12, 2024 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need, today announced positive data from the single ascending dose (“SAD”) portion of its ongoing Phase 1a trial of VYN202. The Phase 1a trial is a two-part, double-blind, placebo-controlled dose-escalation study in healthy volunteers consisting of SAD and multiple ascending dose (“MAD”) components to evaluate the safety, tolerability, pharmacokinetics (“PK”) and pharmacodynamics of VYN202. Findings from the SAD portion of the Phase 1a trial to date are as follows:

VYN202 Was Generally Well Tolerated Across All Dose Groups

Single ascending doses of VYN202 across all cohorts were generally well tolerated up to and including the highest planned dose level. There were no serious adverse events, drug-related adverse events, or clinically significant abnormalities in clinical laboratory results or electrocardiogram findings.

VYN202 Demonstrated Dose-Dependent PK

VYN202 also met expected PK parameters, with plasma and urine drug concentrations of VYN202 increasing in a dose-dependent manner across all doses tested.

VYN202 Demonstrated Pharmacodynamic Effects

Participant blood samples were stimulated ex-vivo to assess the pharmacodynamic impact of single doses of VYN202 on key target-engagement and inflammatory biomarkers. Results demonstrated an increase in marker protein HEXIM1, indicative of target engagement of VYN202 with BET proteins1. Additionally, exploratory data from the SAD arm showed that single doses of VYN202 demonstrated biological activity and an inhibitory effect on select inflammatory biomarkers relevant to psoriasis and rheumatoid arthritis.

Phase 1a MAD Portion of Trial Initiated

The primary objectives of the MAD portion of the Phase 1a trial are to assess safety, tolerability, PK and pharmacodynamics of VYN202 over 14 days at different dose levels. Results are expected in Q4 2024.

“These results from our SAD trial mark the first clinical data for our BD2-selective BET inhibitor, VYN202, and represent an important milestone for our Company and the development of our BET inhibitor platform,” said David Domzalski, President and Chief Executive Officer of VYNE. “We look forward to further assessing safety and PK as well as VYN202’s potential to impact several relevant biomarkers following multiple doses, which we expect to disclose next quarter. These data would inform the design of our planned studies in psoriasis and rheumatoid arthritis.”

About VYN202

VYN202 is an innovative, oral small molecule BET inhibitor that has potential class-leading selectivity and potency for BD2 vs. BD1. By maximizing BD2 selectivity, VYNE believes VYN202 has the potential to be a more conveniently administered non-biologic treatment option for both acute control and chronic management of immuno-inflammatory indications, in which the damaging effects of unrestricted inflammatory signaling activity is common. VYN202 is structurally distinct from VYNE’s pan-BET inhibitor (VYN201) and covered by distinct Patent Cooperation Treaty and provisional composition of matter patent applications directed to new chemical entities and their uses.

About BET Inhibitors

BET proteins play a key role in regulating gene transcription via epigenetic interactions (“reading”). Recent research has identified a key role for these proteins in regulating activation of immune cells, including T and B cells, and subsequent inflammatory and fibrotic processes. As epigenetic readers, BET proteins regulate the recruitment of transcriptional factors that are key to the production of several pro-inflammatory cytokines. BET inhibitors have the potential to treat a range of immuno-inflammatory and fibrotic diseases by blocking pro-inflammatory cytokine transcription, with additional potential in myeloproliferative neoplastic disorders.

1. Lin, Xiaoyu et al. “HEXIM1 as a Robust Pharmacodynamic Marker for Monitoring Target Engagement of BET Family Bromodomain Inhibitors in Tumors and Surrogate Tissues.” Molecular Cancer Therapeutics vol. 16,2 (2017): 388-396. doi:10.1158/1535-7163.MCT-16-0475.

About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need. VYNE’s unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission (“SEC”), public conference calls, and webcasts.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to VYNE’s ability to successfully complete the Phase 1a SAD/MAD trial of VYN202 and to receive favorable results from such trial, as well as the timing of results from the MAD portion of the trial, the role of trial results in informing the design of planned studies in psoriasis and rheumatoid arthritis and the potential benefits of VYN202. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to enroll patients in its clinical trials and successfully develop its product candidates; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2023 and VYNE’s other filings from time to time with the SEC. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@vynetx.com

Media Relations:

Mike Beyer
Sam Brown Inc.

312-961-2502

mikebeyer@sambrown.com